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Exhibit 1

        AVENTIS

"Société Anonyme à Conseil de Surveillance et à Directoire"
Registered Capital: 3,053,992,551.80 euros

Registered Office:
Espace Européen de l'Entreprise—67300 SCHILTIGHEIM

BY—LAWS

This document is a translation of the French version "Statuts" and is being furnished for information only.

Article 1

Form of the Corporation

The Corporation is organized as a société anonyme and is governed by the laws and regulations in effect, relating to commercial companies, future laws and regulations, and these articles of incorporation and by-laws.

Article 2

Purpose

The purpose of the Corporation in France and abroad is as follows:

  •
  the taking by any means with no exceptions nor reservations, the holding in ownership or in mere possession, the management, as the case may be, the transfer by any means with no exceptions nor reservations or all or part of any minority or majority participations in any business field, in particular pertaining to "Life Sciences" comprising inter alia "pharma" (including pharmaceuticals, biologics, diagnostics and vaccines) and "agro" (including crop sciences and animal nutrition) and "veterinary" business and, more generally, of any participation in all companies or businesses whatsoever existing or to be created,

  •
  the assistance to its subsidiaries and participations in any matter notably administrative and financial,

  •
  and generally, all industrial, commercial, financial, civil, personal property or real property, directly or indirectly linked to either purpose set forth hereabove or to all similar or related purposes.

Article 3

Company Name

        The name of the Corporation is: "AVENTIS"

Article 4

Registered Office

The registered office is:

        Espace Européen de l'Entreprise, 67300 Schiltigheim (Bas-Rhin)

Article 5

Duration

The Corporation shall expire on July 17, 2030, except in the event of earlier dissolution or extension decided at an extraordinary general meeting of shareholders.

Article 6

Registered Capital

The registered capital amounts to euro 3,053,992,551.80. It is divided into 799,474,490 fully paid shares of a par value of euro 3.82.

Article 7

Form of shares, obligation to declare surpassing of statutory thresholds, establishment of threshold for holding of shares in registered form, identification of holders of shares held in bearer form.

1.
Shares shall be registered until fully paid up.

  Full paid-up shares shall be held in registered or in bearer form as chosen by the holder thereof subject to the provisions of (b) in the following paragraph. Apart from the legal obligation to inform the Corporation of the holding of certain percentages of share capital, any natural or legal person becoming the owner of Corporation shares and/or voting rights equal to or more than:

  a)
  0.5% of the total number of shares and/or voting rights must, within fifteen days of exceeding such level, provide the Corporation by mail, telefax or telex with a written notice that states the total number of shares or voting rights held by it. Such notification is required under the same conditions each time a new 0.5% level is exceeded up to and including 50%.

  b)
  1% of the total number of shares and/or voting rights must, within fifteen days of exceeding such level, request the Corporation to convert its shares into shares in registered form. The registration obligation applies to all shares already held and to those which may be acquired in the future beyond such level. Copy of the registration request sent to the Corporation by mail, telefax or telex within fifteen days of exceeding such level shall be deemed a notification that the threshold has been exceeded.

  Indirectly held shares and/or voting rights, and shares and/or voting rights equivalent to shares and/or voting rights owned, as defined in the provisions of Articles L 233-7 and thereafter of French Commercial Law shall also be taken into account when calculating the levels set out in (a) and (b) above.

  In each notification referred to above, the notifier must certify that the notification includes all shares held or owned pursuant to the preceding paragraph and must also indicate the acquisition date(s).

2.
In the event of non-compliance with the provisions of (a) above, the shareholder shall, within the conditions and limitations defined by law, be deprived of the voting right(s) attached to those securities exceeding the levels to be notified pursuant to a request by one or more shareholders holding a percentage of share capital equal to or greater than 5%, such request to be recorded in the minutes of the shareholders meeting.

3.
Any shareholder whose shareholding, expressed in shares and/or voting rights, falls below one of the levels set out in (a) above, must also inform the Corporation within the same fifteen-day-period and in the same conditions.

4.
Shares shall be represented by book entries in the holder's name in the books of the issuing Corporation or of an accredited financial intermediary.

5.
The Corporation may, under the terms and conditions provided by legal provisions and regulations in force, request information from any qualified organization on holders of its shares and securities granting immediate or future voting rights, their identity and the number of securities held.

Article 8

Transfer of shares

Shares may be freely transferred pursuant to the legal provisions and regulations in force.

Article 9

Rights and obligations attached to each share

1.
Each share entitles the holder thereof to a proportionate ownership right in the assets of the Corporation and in the proceeds after liquidation equal to the pro rata portion of the registered capital represented by such share.

2.
All securities which represent or will represent part of the registered capital will be included as corporate capital for tax purposes. Thus, all duties and taxes which, for whatever reason, may become payable by certain holders upon distribution of capital, either during the existence of the Corporation or at liquidation, will be allocated among all securities representing capital at the time of such distribution or distributions, with the result that, after taking into account the unredeemed par value of the securities to the extent of their respective rights, all present or future securities will confer upon the holders thereof the same effective benefits and the right to receive the same net amounts.

3.
Whenever it is necessary to possess a certain number of shares in order to exercise a right, it shall be up to holders that do not possess such number to group together, if necessary, the requisite number of shares.

Article 10

Shares issued for cash

1.
The amounts which remain to be paid on shares issued for cash must be paid in accordance with the terms and conditions declared by the Management Board.

  Notice of calls for payment shall be given to shareholders by registered mail at least 15 days before the date fixed for each payment.

2.
Any delay in the payment of amounts due on the unpaid amount of shares will result automatically, and without further formalities whatsoever, in payment of interest at the rate of 6% per annum, compounded daily, accruing from the date such payment was due, without prejudice to actions that the Corporation may bring against the defaulting holder, or any sanctions or specific performance remedies available by law.

Article 11

Management Board

1.
The Corporation shall be managed by a Management Board which shall carry out its duties under the supervision of a Supervisory Board.

  The Management Board is a collegial organ which shall be composed of up to seven (7) members appointed by the Supervisory Board.

2.
The members of the Management Board shall be appointed for a period of five (5) years which shall finish at the end of the Annual General Meeting called to approve the accounts for the year ended which is held in the year during which the duties of the said members expire. They may under all circumstances be reelected. Notwithstanding the above, in the event the Supervisory Board creates a new position of member of the Management Board, the term of office of such new member shall expire simultaneously with the term of office of sitting members of the Management Board.

  Members of the Management Board may be revoked at any time by the Supervisory Board in accordance with the provisions of French Commercial Law.

  No person may be appointed as a member of the Management Board if he is over 65 years of age. Any member of the Management Board who reaches the age of 65 shall be deemed to have resigned from office at the end of the following meeting of the Supervisory Board.

3.
The Management Board shall meet or shall be consulted as often as the interest of the Corporation so requires. The Management Board shall meet at the invitation of its Chairman or of any of its members at the registered office or, if the Management Board is convened by its Chairman, at any other place indicated in the invitation. The invitation is made by any means, even orally. The meeting may take place either physically in France or abroad or by any means of communication allowing an instant debate among the members of the Management Board, notably by video conference or by conference call. The consultation of the members of the Management Board may be achieved by correspondence, telephone, telecopy, telex, intranet or by any other means.

4.
For the decisions of the Management Board to be valid, a majority of its members must be present.

  Decisions shall be taken by a simple majority of all members comprising the Management Board, without a casting vote of the Chairman.

  The decisions of the Management Board shall be stated in minutes signed by the Chairman of the Management Board. The minutes of the Management Board are recorded in a chronological order in a register numbered and initialed.

Article 12

Powers and duties of the Management Board

1.
In addition to transactions for which Article L 225-68 of French Commercial Law requires prior approval of the Supervisory Board, any corporate decision that is of major strategic importance to, or that is likely to have a material effect on the financial situation of, the Corporation or its subsidiaries, shall also require the prior approval of the Supervisory Board.

2.
The requirements of a Supervisory Board's consent may also be given by means of a general authorization for certain transactions mentioned above.

3.
The Chairman of the Management Board shall represent the Corporation in its relations with third parties.

  The Supervisory Board may grant the same power to represent the Corporation to one or more members of the Management Board who shall then have the title of Managing Director.

4.
The Management Board may decide the creation of any committee which it shall decide the duties of.

5.
The Management Board calls the shareholders meetings and as the case may be, any other meeting.

Article 13

Supervisory Board

1.
The Supervisory Board shall be composed of up to sixteen (16) members.

  The members, which shall only be individuals, shall be appointed by a shareholders meeting.

2.
The members of the Supervisory Board shall be appointed for a period of five (5) years which shall finish at the end of the General meeting called to approve the accounts for the year just ended which is held in the year during which the duties of the said members expire.

  No more than one-third of the members of the Supervisory Board in office at any time may be 75 years of age or more.

3.
Each member of the Supervisory Board must own at least one (1) share in the Corporation.

4.
The Supervisory Board shall meet at least once every quarter and as often as the interest of the Corporation so requires at the invitation of the Chairman of the Supervisory Board sent on his own initiative or at the request of one third of the members of the Supervisory Board or of the Chairman or any member of the Management Board.

  Meetings of the Supervisory Board shall be convened by any means, even orally. Meetings shall take place at the registered office or at any other place indicated in the invitation in France or abroad.

5.
Decisions shall be taken by a simple majority of all members entitled to vote whether or not present or represented, without a casting vote of the Chairman. Voting by proxy is permitted. Each member may only carry one proxy.

6.
The aggregate remuneration for all members of the Supervisory Board shall be fixed by the shareholders meeting.

Article 14

Powers and duties of the Supervisory Board

1.
The Supervisory Board shall exercise permanent supervision of the management of the Corporation by the Management Board.

2.
The Supervisory Board shall appoint the members of the Management Board, and among those members the mandate of the Chairman, as the case may be, of the Vice Chairman and of Managing Directors. The Supervisory Board may revoke the mandate of members of the Management Board, as well as the mandate of the Chairman, of the Vice Chairman and of the Managing Directors in accordance with the provisions of French Commercial Law. The Supervisory Board shall fix the remuneration of the members of the Management Board.

3.
The Supervisory Board may convene shareholders meetings and as the case may be, any other meeting where the Management Board has not done so.

4.
At any time during the year, the Supervisory Board shall carry out such checks and supervision as it thinks fit and may require any documents which it judges would be useful to the accomplishment of its duties to be supplied to it. Such requests of documents shall be forwarded through the Chairman of the Supervisory Board.

5.
The Supervisory Board shall present to the Annual General Meeting of Shareholders its remarks on the report of the Management Board and on the accounts for the financial year.

6.
The Supervisory Board may decide the creation of any committee which it shall decide the powers of as well as the remuneration of the members thereof.

Article 15

Statutory Auditors

Audits of the Corporation shall be carried out, in accordance with law, by at least two statutory auditors.

Article 16

Meetings of shareholders

1.
Shareholders meetings shall be called and held in accordance with the terms and conditions provided by law. Shareholders may participate to the meeting by means of videoconference facilities and telecommunication tools in accordance with the terms and conditions provided by law. The notice of meeting can be sent by means of telecommunication tools to the electronic address given by the shareholder who has previously justified of his quality, in accordance with the terms and conditions provided by law unless this shareholder has expressly requested the sending by registered mail. Shareholders participating to the meeting by means of videoconference facilities and telecommunication tools shall be deemed to be attending the meeting for the purpose of assessing the quorum and majority requirements.

  Meetings shall be held at either the principal office or at any other location including abroad as indicated in the notice of meeting.

2.
Holders of shares (held in bearer form or not registered in the Corporation's books) must, in order to have the right to attend or be represented at a shareholders' meeting, deposit at the address shown in the notice convening the meeting, at least two days before the date set for the shareholders' meeting, a certificate of the accredited financial intermediary holding their account evidencing the holding of such securities until the date of the meeting.

  Holders of shares registered in the Corporation's books must, in order to attend or be represented at the shareholders meetings, have their shares registered in their account in the Corporation's books at least two days before the date of the shareholders meeting.

3.
Any shareholder may empower any other shareholder or the shareholder's spouse to represent him at a shareholders meeting and may also vote by mail pursuant to legal and regulatory provisions in force. The shareholders may also attend the shareholders meetings by means of videoconference facilities and telecommunication tools.

4.
The shareholders meeting shall be chaired by the Chairman of the Supervisory Board, or in his absence, by a member of the Supervisory Board delegated for such purpose by the Supervisory Board, failing which the shareholders meeting shall appoint its chairman itself.

  Tallying of votes shall be performed by the two participants at the meeting who have the greatest number of votes and who accept such duties.

  The officers of the meeting appoint a secretary who may be chosen other than from among the shareholders.

5.
Each participant at the meeting shall have as many votes as are represented by the shares he owns or for which he holds proxies.

6.
By request of one or more of the participants at the meeting who represent themselves or by proxy at least 10% of the capital present or represented at such meeting, voting shall proceed by secret ballot.

7.
Minutes of meetings shall be taken and copies of the minutes shall be certified in accordance with law.

Article 17

Corporate accounts

1.
Each corporate fiscal year shall last twelve months and shall commence on January 1 and close on December 31.

2.
The net earnings during the fiscal year minus general costs and other expenses of the Corporation, including all depreciation and provisions, shall constitute net profits.

  Net profits, minus losses from previous years (if any), are subject to a charge of at least one-twentieth of such net amount, which shall be used to create a reserve called the "legal reserve". This charge shall cease to be obligatory when the amount of the reserve becomes equal to one-tenth of the registered capital.

  Distributable profits shall equal the net profits of the fiscal year, minus losses from previous years and the charge for the legal reserve, plus profits carried forward from previous years.

  In addition, the shareholders may decide at a shareholders meeting to distribute amounts held in the reserve funds that are available for their use; in such case, the decision of the shareholders shall specifically indicate the reserves from which the funds are to be taken.

3.
After approval of the accounts and verification of the existence of distributable amounts, the shareholders shall decide at the Annual General Meeting of Shareholders on the distribution of such amounts, upon recommendation of the Management Board, to all holders of shares pro rata to their percentage interest in the registered capital.

  If a balance remains, the shareholders shall decide at an Annual General Meeting which amounts will be carried forward to the next fiscal year or placed in one or more reserve funds that it administers.

4.
The Management Board may decide to distribute interim dividends.

5.
The Annual General Meeting called to approve the accounts for the year may grant each shareholder the right to elect to receive all or part of the final or interim dividends in cash or in shares.

Article 18

Dissolution and liquidation

1.
Upon the dissolution of the Corporation, one or more liquidators shall be appointed at a shareholders meeting, in accordance with the quorum and majority requirements provided by law for ordinary general meetings of shareholders.

2.
The liquidator shall represent the Corporation. He shall be vested with the broadest powers to liquidate the Corporation's assets, including outside the context of judicial proceedings by amicable arrangement. The liquidator shall be empowered to pay creditors and to distribute the remaining balance.

  The shareholders may authorize the liquidator at a shareholders meeting to continue the pending business of the Corporation or to engage in new business for purposes of the liquidation.

3.
Net assets remaining after reimbursement of shares at their par value shall be distributed among shareholders pro rata in relation to their interest in the registered capital.

Article 19

Disputes

1.
All disputes which may arise during the existence of the Corporation or its liquidation, whether between the shareholders and the Corporation or between shareholders themselves, in connection with or by reason of corporate acts, shall be submitted to the jurisdiction of the courts having jurisdiction over the location of the principal office.

2.
To this end, in the event of disputes, all shareholders shall elect domicile within the jurisdiction of the above mentioned court, and all summonses and notices will be sent to such domicile.

  Failing such election of domicile, summonses and notices shall be validly delivered if delivered to the Office of the Public Prosecutor of the Republic connected with the trial court with jurisdiction over the principal office.

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By-Laws of Aventis (as amended on January 7, 2003)
Article 1 Form of the Corporation
Article 2 Purpose
Article 3 Company Name
Article 4 Registered Office
Article 5 Duration
Article 6 Registered Capital
Article 7 Form of shares
Article 8 Transfer of shares
Article 9 Rights and obligations attached to each share
Article 10 Shares issued for cash
Article 11 Management Board
Article 12 Powers and duties of the Management Board
Article 13 Supervisory Board
Article 14 Powers and duties of the Supervisory Board
Article 15 Statutory Auditors
Article 16 Meetings of shareholders
Article 17 Corporate accounts
Article 18 Dissolution and liquidation
Article 19 Disputes